EVANS&EVANS, INC.

400 BURRARD STREET SUITE 1610

VANCOUVER,

BRITISH COLUMBIA CANADA

 V6C 3A6

Tel:

(604) 408-2222 Fax: (604) 408-2303 www.evansevans.com

August 28, 2003

U.S. SECURITIES AND EXCHANGE COMMISSION 450 Fifth Street, NW

Washington, DC 20549

Re: AMS Homecare Inc.

Evans & Evans Inc. ("Evans & Evans") are the authors of the Valuation Report on Shoprider Mobility Products dated August 17, 2000 ("the Report"). We hereby consent to the filing of the Report with the U.S. Securities and Exchange Commission and its placement on the AMS Homecare Inc. file.

Should you have any questions, please contact Michael A. Evans or Richard W. Evans directly.

Dated this 281h day of August 2003.